Exhibit 99.2

THOMAS PROPERTIES GROUP, INC. ANNOUNCES

FIRST QUARTER 2005 RESULTS

Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended March 31, 2005.

The results of operations presented in this release include our results of operations for the three months ended March 31, 2005, and the results of operations of TPGI’s predecessor entities for the three months ended March 31, 2004. The consolidated net loss for the first quarter of 2005 was $776,000 compared to a combined net loss of $655,000 for the first quarter of 2004.

On March 2, 2005, TPG/CalSTRS, LLC, a joint venture between TPGI and California State Teachers’ Retirement System, completed the acquisition of the four properties in suburban Philadelphia. The purchase price of the properties was $136.0 million and the acquisition and closing costs were $4.2 million. The purchase and closing costs were funded with $105.0 million of first mortgage financing proceeds and $35.2 million of equity provided by the joint venture, of which we provided $8.8 million.

Financial schedules follow. Further information is available in the Supplemental Financial Information for the Quarter Ended March 31, 2005, which is available in the Investor Relations section (Financial Information) on TPGI’s website at www.tpgre.com, or by calling Diana Laing, Chief Financial Officer, at the number below.

Teleconference and Webcast

TPGI will hold a quarterly earnings conference call on Thursday May 12, 2005, at 10:00 a.m. Pacific Time. To participate in the call, dial 800-591-6942 (US) or 617-614-4909 (International), and provide confirmation code 59224314. A live webcast (listen only mode) of the conference call will be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through June 2, 2005 by calling 888-286-8010 (US) or 617-801-6888 (International), and providing confirmation code 22531285. A webcast replay of the call will be available from the Investor Relations section of our website at www.tpgre.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc. is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit the company’s website at www.tpgre.com.

Forward Looking Statements

Statements made in this press release or during the conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2004, which has been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC AND SUBSIDIARIES AND THOMAS PROPERTIES

GROUP, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	TPGI	TPGI Predecessor
	Three months ended March 31, 2005	Three months ended March 31, 2004
Revenues:
Rental	$8,280	$5,051
Tenant reimbursements	4,914	2,591
Parking and other	1,443	496
Investment advisory, management, leasing, and development services	1,369	1,465
Investment advisory, management, leasing and development services—unconsolidated/uncombined real estate entities	1,627	989

Total revenues	17,633	10,592

Expenses:
Rental property operating and maintenance	3,953	1,879
Real estate taxes	1,581	816
Investment advisory, management, leasing, and development services	2,104	2,535
Rent—unconsolidated/uncombined real estate entities	58	71
Interest	6,312	5,288
Depreciation and amortization	3,317	1,401
General and administrative	2,209	—

Total expenses	19,534	11,990

Gain on sale of real estate	—	975
Interest income	417	—
Equity in net loss of unconsolidated/uncombined real estate entities	(1,328)	(232)
Minority interest – unitholders in the Operating Partnership	1,511	—
Minority interests in consolidated real estate entities	—	—

Loss before benefit for income taxes	(1,301)	(655)
Benefit for income taxes	525	—

Net loss	$(776)	$(655)

Loss per share – basic and diluted	$(0.05)
Weighted average common shares outstanding – basic and diluted	14,295,236

THOMAS PROPERTIES GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Investments in real estate:
Land and improvements	$61,029	$60,882
Buildings and improvements	252,688	252,009
Tenant improvements	65,281	64,638

	378,998	377,529
Less accumulated depreciation	(97,338)	(95,044)

	281,660	282,485
Investments in unconsolidated real estate entities	43,247	31,624
Cash and cash equivalents	54,547	56,506
Restricted cash	9,442	12,949
Short-term investments	—	14,000
Rents and other receivables, net	2,749	2,731
Receivables—unconsolidated real estate entities	2,388	381
Deferred rents	27,277	28,453
Deferred leasing and loan costs, net	16,286	16,871
Deferred tax asset	40,663	40,138
Other assets	9,779	5,464

Total assets	$488,038	$491,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage loans	$204,718	$206,373
Other secured loans	89,560	89,517
Accounts payable and other liabilities	8,960	9,177
Dividends and distributions payable	1,904	—
Due to affiliate	343	1,852
Prepaid rent	2,773	841

Total liabilities	308,258	307,760

Minority interests:
Unitholders in the Operating Partnership	73,972	76,458
Minority interests in consolidated real estate entities	1,451	1,451

Total minority interests	75,423	77,909

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 75,000,000 shares authorized, 14,342,481 shares issued and outstanding	143	143
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 16,666,666 shares issued and outstanding	167	167
Additional paid-in capital	106,673	106,673
Deficit and dividends	(2,217)	(581)
Unearned compensation, net	(409)	(469)

Total stockholders’ equity	104,357	105,933

Total liabilities and stockholders’ equity	$488,038	$491,602

Contact:	Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana Laing, Chief Financial Officer
213-613-1900